Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Registration No.
333-224559) on Form S-8 of CapStar Financial Holdings, Inc. of our report dated June 24, 2019, relating to our audits of the statements of net assets available for benefits of the CapStar Bank 401(k) Profit Sharing Plan as of December 31, 2018 and 2017, and the related statement of changes in net assets available for benefits for the year ended December 31, 2018, which report appears in this Annual Report on Form 11-K of the CapStar Bank 401(k) Profit Sharing Plan for the year ended December 31, 2018.

/s/ BKD, LLP

Evansville, Indiana

June 24, 2019